UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A(4)

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 15, 2008

GLOBAL DIVERSIFIED INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-83231	95-4741485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Airport Drive, Chowchilla, CA	93610
(Address of Principal Executive Offices)	(Zip Code)

Telephone:  559-665-5800
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

The Registrant is filing this Amendment No. 4 to Form 8-K in response to comments from the Staff of the United States Securities & Exchange Commission

ITEM 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

 (A) On September 15, 2008, Global Diversified Industries, Inc. (the “Registrant”) notified RBSM, LLP (RBSM) they had been dismissed as the Registrant’s Registered public accounting firm. The dismissal was approved by the Board of Directors.

RBSM reported on the financial statements for the fiscal years ended April 30, 2008 and 2007.  The audit reports of RBSM on the consolidated financial statements of Global Diversified Industries, Inc. and Subsidiaries as of and for the fiscal years ended April 30, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles.

During the years ended April 30, 2008 and 2007, and through September 15, 2008, except for the matter described in the following paragraph, there were (1) no disagreements between Registrant and RBSM on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RBSM, would have caused RBSM to make reference to the subject matter of the disagreement in their report on the Registrant's consolidated financial statements for such years, and (2) no reportable events within the meaning set forth in Item 304 (a)(1)(iv)(B) of Regulation S-B or Item 304 (a)(1)(v) of Regulation S-K.

Shortly after the filing of the Registrant's Annual Report on Form 10-KSB for the year ended April 30, 2008, the Registrant retained a financial reporting consultant (the "Consultant") to assist in determining whether the classification of certain warrants (the "Warrants") as a liability on the April 30, 2008 balance sheet of the Registrant was appropriate.

On September 15, 2008, the Registrant’s Board of Directors, conclusively determined that its financial statements for the year ended April 30, 2008  should no longer be relied upon.

The Board came to the conclusion as a result of (i) extensive consultation with and advice from the Consultant; (ii) analysis and discussion with RBSM; (iii) an initial inquiry and first conference call among the parties and the Staff of the Office of the Chief Accountant of the SEC; (iv) and consultation with special counsel to Registrant with regard to the facts of the related warrant agreement, controlling state laws and applicable accounting requirements.  The issue now resolved was the treatment of the Warrants, whether as equity or as a liability, under Emerging Issues Task Force Consensus 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock” (“EITF 00-19”) and related pronouncements.  The Registrant initially interpreted certain clauses in the warrant agreement providing for cash settlement to the warrant holders as a consequence of certain fundamental transactions - such as a sale or merger of the Registrant or of its assets, or a tender offer or share exchange - to require liability treatment under Paragraph 12 of EITF 00-19 and related paragraphs.  The Registrant did not initially differentiate between the sale of the Registrant as a corporate entity and the sale of all or substantially all of its assets, deeming the latter to be the equivalent of the former.  Lastly, the Registrant did not consider that Paragraph 12 and related paragraphs had to be interpreted in light of whether the triggering events for cash settlement were within the control of the Registrant to initiate or avoid.

         (3)  Registrant’s President/CEO was a party to the various consultations, discussions and conference calls.  The Board discussed this matter with the Registrant's independent public accounting firm, RBSM, who agreed that the financial statements for the year ended April 30, 2008 should no longer be relied upon and should be restated.

Registrant has provided RBSM a copy of the disclosures in this Form 8-K with respect to this Item 4.01 (A) and has requested that RBSM furnish it with a letter addressed to the Securities and Exchange Commission (“SEC”) stating whether or not RBSM agrees with Registrant’s statement in this Item 4.01

(A).   RBSM’s response is attached as Exhibit 16.1.

(B) On September 16, 2008, the Registrant engaged McElravy, Kinchen & Associates P.C. (“MKA”) as its new registered public accounting firm.  The decision to engage MKA was approved by the Board of Directors on September 16, 2008.  Registrant has authorized the former public accounting firm, RBSM, to respond fully to: (i) the inquiries of MKA concerning the reasons why the financial statements for the year ended April 30, 2008 should no longer be relied upon and should be restated, and (ii) any other inquiries of MKA regarding any of the financial statements of Registrant.

During the Registrant’s two most recent fiscal years and through the subsequent interim period prior to engaging MKA on September 16, 2008, except as discussed in the next three paragraphs, the Registrant did not consult with MKA with regard to:

(1)	the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Registrant’s financial statements; or

(2)	any matter that was either the subject of a disagreement or a reportable event (as described in Item 304(a) (1) (iv) or (a) (1) (v) of Regulation S-K).

Subsequent to the filing of its 2008 Form 10-KSB the Registrant did consult with MKA with regard to the matter underlying the pending restatement of its 2008 financial statements.  This consultation occurred after the filing of the Registrant’s Form 10-KSB for fiscal 2008.  Registrant disclosed its decision to restate in its Current Report on Form 8-K filed on September 16, 2008, indicating therein that those financial statements, as originally filed, should not be relied upon.  The Registrant’s former auditors concurred with Registrant’s decision and have indicated they will be the registered public accounting firm with respect to such restated 2008 financial statements to be included on an amended Form 10-KSB.

Registrant’s consultation with MKA referenced Registrant’s inquiry to the Staff of the SEC’s Office of the Chief Accountant (“the OCA Staff”) and the resulting conclusion among the parties that restatement was appropriate, based on the language in the related warrant agreement and the provisions of EITF 00-19, specifically the exception in Paragraph 27 granted when cash settlements are made to all holders of the underlying security and the pervasive concept in EITF 00-19 that cash settlements within the control of Registrant do not preclude equity treatment.  MKA indicated that such interpretation of EITF 00-19 was consistent with their understanding.  Registrant further advised MKA that Registrant would be giving effect, on an unaudited basis, to the applicable restatement adjustments to Registrant’s April 30, 2008 balance sheet, as it would be presented on Registrant’s first quarter Form 10-Q.  Registrant had advised the OCA Staff of this expected reporting method during the inquiry process and had included such disclosure on its Form 8-K.  MKA voiced no objection to such prospective treatment.  MKA’s communications with Registrant during the consultations were verbal.

MKA did not consider such communications to be a significant factor in either Registrant’s decision to restate or Registrant's decision to engage MKA, as the decision to restate was made prior to their being engaged.

Registrant has provided MKA with a copy of the disclosures in this Form 8-K with respect to this Item 4.01(B), and has requested that MKA furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not MKA agrees with Registrant’s statements in this Item 4.01 as they relate to MKA.  MKA’s response is filed as Exhibit 16.2 attached herewith.

ITEM 4.02: NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

(a)  (1) On September 15, 2008, the Registrant’s Board of Directors, conclusively determined that its financial statements for the year ended April 30, 2008  should no longer be relied upon.

       (2) The Board came to the conclusion as a result of (i) extensive consultation with and advice from the Consultant; (ii) analysis and discussion with RBSM; (iii) an initial inquiry and first conference call among the parties and the Staff of the Office of the Chief Accountant of the SEC; (iv) and consultation with special counsel to the Registrant with regard to the facts of the related warrant agreement, controlling state laws and applicable accounting requirements.  The issue now resolved was the treatment of the Warrants, whether as equity or as a liability, under Emerging Issues Task Force Consensus 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock” (“EITF 00-19”) and related pronouncements.  The Registrant initially interpreted certain clauses in the warrant agreement providing for cash settlement to the warrant holders as a consequence of certain fundamental transactions - such as a sale or merger of the Registrant or of its assets, or a tender offer or share exchange - to require liability treatment under Paragraph 12 of EITF 00-19 and related paragraphs.  The Registrant did not initially differentiate between the sale of the Registrant as a corporate entity and the sale of all or substantially all of its assets, deeming the latter to be the equivalent of the former.  Lastly, the Registrant did not consider that Paragraph 12 and related paragraphs had to be interpreted in light of whether the triggering events for cash settlement were within the control of the Registrant to initiate or avoid.

        (3) Registrant's President/CEO was a party to the various consultations, discussions and conference calls.  The Board discussed this matter with the Registrant's independent public accounting firm, RBSM, who agreed that the financial statements for the year ended April 30, 2008 should no longer be relied upon and should be restated.  Registrant intends to file its restated financial statements for the year ended April 30, 2008 on or about October 13, 2008

(b)           N/A

(c)           N/A

At April 30, 2008, accounting for the Warrants as liabilities resulted in the recognition of a $7,100,000 warrant liability and a net expense related to their recognition and subsequent marking to market of approximately $6,500,000.  On an unaudited basis, Registrant has determined that correcting the classification of the Warrants to equity, the liability and the related expense will be fully eliminated, with the difference adjusted to additional paid-in capital.  In addition, as a result of applicable accounting related to the required recognition of the beneficial conversion feature of the Warrants and the related preferred  stock, the initial carrying value of the redeemable convertible preferred stock will initially be recorded at zero and then accreted up to its face value over the term until its mandatory redemption.

Registrant will reflect these corrections on an unaudited basis on the April 30, 2008 balance sheet presented on its first quarter Form 10-Q for the three months ended July 31, 2008.  Registrant will amend its 2008 Form 10-KSB and restate its financial statements as soon as practicable.   (Notwithstanding the termination of RBSM, it is expected that the restated 2008 financial statements will be reported on by such firm).  The restatements will be made in accordance with Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.”

Other Matters

Registrant will also add disclosure in its amended 10-KSB and future periodic filings regarding EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock,” which will become effective for the Registrant in fiscal 2010.  The provisions of this EITF will require a reclassification to liability based on the reset feature of the Warrant Agreement if the Registrant sells equity at a price below the exercise price of the Warrants.

Registrant does not believe that the need to restate its financial statements is attributable to any material non-compliance by Registrant with any financial reporting requirements under the federal securities laws.  This area of accounting is one of the most complex in today’s financial reporting environment and is one that has been the subject of many restatements by publicly reporting companies in recent years.  Registrant notes that the use of a financial reporting consultant represents an additional control in its disclosure and financial reporting systems.

ITEM 9.01:     FINANCIAL STATEMENTS AND EXHIBITS

(a)	Exhibits

16.1	Letter of RBSM, LLP

16.2	Letter of MKA

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Diversified Industries, Inc (Registrant)

Date: December 1, 2008	By:	/s/ Phillip O Hamilton
Phillip O Hamilton
CEO